UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2005

PERRY ELLIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	0-21764	59-1162998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 N.W. 107th Avenue Miami, Florida	33172
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 592-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously announced, Perry Ellis International, Inc. (“Perry Ellis”) entered into an asset purchase agreement dated December 16, 2004 with Tropical Sportswear Int’l Corporation (“Tropical”) and certain of Tropical’s U.S. subsidiaries (the “Asset Purchase Agreement”) for the sale to Perry Ellis of certain of Tropical’s domestic operating assets, as well as the outstanding capital stock of Tropical’s U.K. subsidiary (collectively, the “Assets”), pursuant to Section 363 of the U.S. Bankruptcy Code and subject to any higher and better offers and the subsequent approval of the U. S. Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”).

Following a hearing on January 12, 2005 to consider the applicable bidding procedures and other buyer protections required by Perry Ellis, the Bankruptcy Court set February 10, 2005 as the date for commencement of an auction to consider any higher and better bids for the Assets. In connection with an agreement between Tropical and the Official Committee of Unsecured Creditors of Tropical to expedite the auction and the final sale approval hearings before the Bankruptcy court, Perry Ellis increased the purchase price for the Assets from $85 million to $88.5 million.

On February 10, 2005, after no other competing bids were received for the Assets, the Bankruptcy Court approved the sale of the Assets to Perry Ellis for $88.5 million in cash and Perry Ellis issued a press release to announce the same. The purchase price remains subject to post-closing adjustment for inventory and accounts receivable as of the closing date. Closing is expected to take place on or before February 26, 2005, and the purchase price will be funded from the proceeds of Perry Ellis’s senior credit facility. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not Applicable.

(b)	Pro Forma Financial Information (unaudited).

Not Applicable.

(c)	Exhibits.

99.1	Perry Ellis International, Inc. Press Release, dated February 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRY ELLIS INTERNATIONAL, INC.

Date: February 14, 2005	By:	/s/ Rosemary B. Trudeau
	Name:	Rosemary B. Trudeau
	Title:	VP Finance

EXHIBIT INDEX

Exhibit No.	Description
99.1	Perry Ellis International, Inc. Press Release, dated February 10, 2005